Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS FIRST QUARTER 2023 RESULTS

Sound Balance Sheet Management Coupled with Relationship Banking Drives Growth and Outperformance

Jericho, NY – April 25, 2023 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank” or the “Bank”), today announced its operating results for the first quarter of 2023. In light of the recent market turmoil, we have included the following key updates, as well as significant achievements during the quarter:

Relationship Banking with Strong Foundational Balance Sheet Management

●	Core commercial relationship banking clients in our two national verticals represent approximately 90% of our $1.3 billion deposit base in the current quarter. These relationship banking clients are derived from coupling lending facilities, payment processing, and other unique custodial banking needs with commercial cash management depository services, leading to no client attrition during the recent market turmoil.

●	Prioritizing balance sheet management (credit quality, core relationship deposit funding, liquidity, interest rate risk, and capital) before earnings has led to industry leading performance metrics in the current quarter as outlined below.

●	Solid credit metrics, asset quality, and reserve coverage ratios with no nonperforming loans at quarter end and 1.34% allowance for credit losses to loans ratio. Within our commercial real estate portfolio, we have no exposure to commercial office space and only $16.2 million in performing credits to the hospitality industry as of March 31, 2023.

●	The litigation and payment verticals represent $1.1 billion, or 83%, of total deposits with $540.0 million in longer duration escrow (claimant trust) settlement deposits as of March 31, 2023. These escrow funds are for the benefit of consumers (or claimants) with the FDIC insurance coverage passing through the account to the beneficial owner (claimant) of the funds.

●	Our overall liquidity position (cash, reverse repos, borrowing capacity, and available reciprocal client sweep balances) totaled $588.4 million, or 47% of total deposits, creating a highly liquid and unlevered balance sheet.

●	Uninsured deposits totaled $417.0 million, or 33%, of total deposits with more than 90% representing clients with full relationship banking including, but not limited to, law firm operating accounts, certain balances of escrow accounts, merchant reserves, ISO reserves, ACH processing, and custodial accounts.

●	Strong interest rate risk management with short duration assets (59% of loans tied to prime). Coupling this with low-cost core relationship deposits leads to an industry leading net interest margin of 6.03%.

●	Strong capital foundation with common equity tier 1 (“CET1”) and tangible common equity to tangible asset (“TCE/TA”) ratios of 14.89% and 11.77%, respectively. Including the after tax unrealized losses on both the available-for-sale and held-to-maturity securities portfolios of $13.7 million and $5.7 million, respectively, the adjusted(1) CET1 and adjusted(1) TCE/TA ratios would have been 12.97% and 11.38%, respectively.

Significant Achievements and Key Performance Metrics

●	On a linked quarter basis, net income increased 34% to $12.2 million, or $1.47 per diluted share, as compared to $9.1 million, or $1.10 per diluted share. Excluding the pretax gain of $4.0 million ($3.0 million after-tax or $0.36 per diluted share) on the partial sale of our Litify fintech investment, adjusted(1) net income and diluted earnings per share would have been $9.2 million and $1.11, respectively.

●	Industry leading returns on average assets and equity of 3.68% and 30.45%, respectively, as compared to 2.80% and 23.89% on a linked quarter basis. Excluding the Litify gain, adjusted(1) returns on average assets and average common equity would have been 2.79% and 23.10%, respectively.

(1)	See non-GAAP reconciliation provided at the end of this news release.

●	Continued expansion of our total revenue base fueled by a strong net interest margin of 6.03% and noninterest income led by our payment processing platform. Fee income represented 24% of total revenue, excluding the Litify gain.

●	Continued loan portfolio diversification with focused growth in higher yielding variable rate commercial loans as loans increased $18.3 million on a linked quarter basis, or 8% annualized, to $965.6 million despite elevated paydowns of $41.6 million. These commercial loans create additional opportunities for full commercial relationship banking (commercial deposits) through our branchless commercial cash management platform.

●	Stable low-cost core commercial relationship deposit model with growth of $36.1 million on a linked quarter basis, or 12% annualized, to $1.3 billion and a cost-of-funds of 0.38% (including demand deposits). We anticipate continued increases in our cost-of-funds in 2023 commensurate to prior quarters as higher short-term market interest rates may begin to negatively impact our net interest margin. Off-balance sheet sweep funds totaled $262.5 million at quarter end, with 54% available for additional on-balance sheet liquidity, while the associated administrative service payments (“ASP”) fees totaled $529 thousand.

●	Strong and consistent payment processing fee income with continued increases in small business clients nationally totaling $5.5 million and 78,000, respectively. Our technology enabled payments platform facilitated the processing of $7.7 billion in credit and debit card payment volume across 142.9 million transactions for our clients.

●	Strong efficiency ratio of 42.2% and adjusted(1) efficiency ratio of 48.9% excluding the Litify gain of $4.0 million, despite investing approximately $550 thousand in senior management talent searches nationally for our growing commercial platform including business development officers nationally, senior underwriters, and senior risk managers for payments.

“While some companies lose their clarity and purpose in the pursuit of growth and earnings, our path has been very clear,” stated Tony Coelho, Chairman of the Board of Directors. “We have always believed that a strong and fortified balance sheet starting with outstanding client relationships will consistently generate long term growth, industry leading performance metrics, and success now and in the future.”

“We have always operated a simple, straightforward business model centered on taking extraordinary care of our clients and servicing their business needs daily,” stated Andrew C. Sagliocca, Chief Executive Officer and President. “We have successfully navigated various macroeconomic and interest rate environments, a pandemic, and today we have among the industry’s highest rates of client satisfaction and retention, as well as returns and performance metrics.”

(1)	See non-GAAP reconciliation provided at the end of this news release.

First Quarter Earnings

Net income for the quarter ended March 31, 2023 was $12.2 million, or $1.47 per diluted share, compared to $5.3 million, or $0.66 per diluted share for the same period in 2022. Returns on average assets and equity for the current quarter were 3.68% and 30.45%, respectively, compared to 1.92% and 15.06% for the same period of 2022.  Excluding the pretax gain of $4.0 million ($3.0 million after-tax or $0.36 per diluted share) on the partial sale of our Litify fintech investment, adjusted(1) net income, diluted earnings per share, return on average assets, and return on average common equity would have been $9.2 million, $1.11, 2.79% and 23.10%, respectively.

Net interest income for the first quarter of 2023 increased $7.5 million, or 63.7%, to $19.3 million, due to growth in average interest earning assets totaling $218.4 million, or 20.2%, to $1.3 billion and increases in average yields on interest earning assets when compared to the same period in 2022. Our net interest margin increased to 6.03% in the current quarter as the margin was positively impacted by growth in higher yielding variable rate commercial loans and increases in short-term interest rates. The average yield on loans increased 174 basis points to 7.50%, driven by higher yielding variable rate commercial loan growth (approximately 59% of our portfolio is tied to prime). Average loans in the quarter increased $175.4 million, or 22.6%, to $951.9 million when compared to the first quarter of 2022, attributable to our national commercial lending and our local region real estate platforms. Our loan-to-deposit ratio was 76.4% as our low-cost deposit base increased $174.5 million, or 16.0%, funded primarily by our law firm borrower operating accounts and their associated longer duration escrow banking relationships. Average securities in the quarter increased $27.5 million to $208.8 million as management opportunistically invested excess liquidity in our mortgage backed agency securities portfolio, driving average yields up 42 basis points to 2.24% and increasing interest income $339 thousand to $1.2 million in the current quarter. The movement in short-term interest rates increased yields and interest income on our reverse repurchase agreements and interest earning cash balances. Our cost-of-funds, excluding demand deposits, increased 47 basis points when comparing the first quarter of 2023 to the same period last year due to increases in short-term interest rates as well as pro-actively managing increases in rates paid on escrow accounts in the various states we operate (interest on lawyer trust accounts or IOLTA). We anticipate continued increases in our cost-of-funds in 2023 commensurate to previous increases over the past several quarters, which may negatively impact our net interest margin from its current level of 6.03%.

The provision for credit losses was $500 thousand for the first quarter of 2023, a $140 thousand decrease from the first quarter 2022 provision. As of March 31, 2023, our allowance to loans ratio was 1.34% as compared to 1.29% as of December 31, 2022. As of January 1, 2023, the Company adopted the current expected credit loss accounting standard (the “CECL Standard”), increasing our allowance for credit losses as a percentage of loans by 2 basis points, or $283 thousand, which was reflected as an adjustment to retained earnings. The remaining increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current uncertain economic environment.

Noninterest income was $10.3 million for the first quarter of 2023, a $4.8 million increase from the same period in 2022, driven by increases in payment processing and ASP fees as well as a nonrecurring gain on our equity investment in a litigation fintech company (Litify). Payment processing income was $5.5 million for the first quarter of 2023, a $197 thousand increase from the same period in 2022. Payment processing volumes and transactions for the credit and debit card processing platform increased $1.4 billion, or 23.2%, to $7.7 billion and 25.1 million, or 21.3%, to 142.9 million transactions, respectively, for the quarter ended March 31, 2023 as compared to the same period in 2022. These increases were due to expansion of sales channels through ISOs, increased number of merchants, volume increases, and were facilitated by our focus on technology and other resources in the payments vertical. The Company utilizes proprietary and industry leading technology to ensure card brand and regulatory compliance, support multiple processing platforms, manage daily risk across 78,000 small business merchants in all 50 states, and perform commercial treasury clearing services. ASP fee income totaled $529 thousand for the first quarter of 2023, which is directly impacted by the average balance of those funds and short-term interest rates.  In February 2023, Litify, Inc. was reorganized into a partnership and an unrelated third party acquired a majority ownership in the reorganized entity. As an equity holder and party to the reorganization and sale transaction, a majority of the Company’s partnership interests were exchanged for cash and undiscounted noncash consideration of approximately $5.4 million. As a result, the Company recognized a gain on its investment of $4.0 million in the first quarter of 2023.

Noninterest expense increased $3.1 million, or 33.1%, to $12.5 million for the first quarter of 2023, as compared to the same period in 2022. This increase was primarily due to increases in employee compensation and benefits, professional services costs, hiring related costs, advertising and marketing, data processing, and occupancy and equipment. Employee compensation and benefits costs increased $1.4 million, or 22.0%, due to increases in staff and officer level employees to support growth as well as the impact of year end salary, bonus and stock-based compensation increases. Due to the effects of inflation on the overall economy and consumer prices, we proactively increased our employees’ base salary at year-end in excess of industry and national averages to support employee retention. Professional services costs increased $932 thousand primarily due to the retention of a global executive search firm to further expand our national sales capabilities (senior business development officers) outside of New York and Florida, expand our senior underwriting capabilities to support future growth, and enhance our payment processing senior risk management, as well as costs incurred for continued business development. Advertising and marketing costs increased $204 thousand, as we continued to grow our brand and targeted digital marketing platform and expand our thought leadership in our national verticals. Data processing costs increased $125 thousand due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our

(1)	See non-GAAP reconciliation provided at the end of this news release.

technology implementations. Occupancy and equipment costs increased $78 thousand due to amortization of our investments in internally developed software to support our digital platform and additional office space to support our growth.

The Company’s efficiency ratio was 42.2% for the three months ended March 31, 2023, as compared to 54.3% in 2022. The adjusted(1) efficiency ratio was 48.9% excluding the Litify gain of $4.0 million for the current quarter. This significant improvement is a result of industry leading revenue growth driven by our core national platforms. These national platforms have benefited from our investments in technology, digital marketing, employees, and other branchless infrastructure that support our industry leading returns.

The effective tax rate was 26.5% for the first quarter of 2023, including 50 basis points of discrete tax benefits associated with share based compensation, and consistent with the first quarter of 2022.

Asset Quality

At March 31, 2023, there were no nonperforming loans while the allowance for credit losses was $13.0 million, or 1.34% of total loans, as compared to $9.5 million, or 1.16% of total loans at March 31, 2022. As of January 1, 2023, the Company adopted the CECL Standard which increased our allowance for credit losses as a percentage of loans by 2 basis points, or $283 thousand, which was reflected as an adjustment to retained earnings. The remaining increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current uncertain economic environment. As part of the adoption of the CECL Standard, management established a credit reserve for unfunded loan commitments of $500 thousand which is classified in Other liabilities on the Statement of Financial Condition and reflected as an adjustment to retained earnings.

Balance Sheet

At March 31, 2023, total assets were $1.5 billion, reflecting a $208.0 million, or 16.7% increase from March 31, 2022. This increase was primarily attributable to growth in loans held for investment totaling $147.6 million, or 18.0%, to $965.6 million. Our higher yielding variable rate commercial loans increased $114.0 million, or 25.2%, during this same period. Our sales pipeline remains robust, anchored by our current and future digital marketing plans, proprietary CRM platform and our employees that support current and future growth. Commencing in the first quarter of 2022, we invested a portion of our excess liquidity in held-to-maturity securities, totaling $76.9 million at March 31, 2023. Our available-for-sale securities portfolio decreased $26.2 million, or 19.5%, to $107.9 million as compared to March 31, 2022 driven by paydowns and unrealized losses associated with the current interest rate environment.

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	March 31,		December 31,		March 31,
	2023		2022		2022

	(Dollars in thousands)
Real estate:
Multifamily	$274,656	28.4%	$262,489	27.7%	$262,465	32.1%
Commercial real estate	91,493	9.5	91,837	9.7	62,447	7.6
1 – 4 family	21,730	2.2	25,565	2.7	33,468	4.1
Total real estate	387,879	40.1	379,891	40.1	358,380	43.8
Commercial	565,927	58.5	552,082	58.2	451,930	55.2
Consumer	13,116	1.4	16,580	1.7	8,281	1.0
Total loans held for investment	$966,922	100.0%	$948,553	100.0%	$818,591	100.0%
Deferred loan fees and unearned premiums, net	(1,292)		(1,258)		(594)
Loans, held for investment	$965,630		$947,295		$817,997

Loans held for sale, net (included in Other assets)	$—		$—		$15,040

Total deposits were $1.3 billion as of March 31, 2023, a $174.5 million, or 16.0%, increase from March 31, 2022. This was primarily due to a $127.8 million, or 22.0%, increase in Savings, NOW and Money Market deposits to $709.5 million, and a $59.6 million, or 12.2%, increase in noninterest bearing demand deposits to $548.5 million. Our deposit strategy primarily focuses on developing full

(1)	See non-GAAP reconciliation provided at the end of this news release.

commercial banking relationships with our clients through lending facilities, payment processing, and other unique service orientated relationships in our two national verticals, rather than just competing with other institutions on rate. Our longer duration IOLTA, escrow and claimant trust settlement deposits represent $540.0 million, or 42.7%, of total deposits. These law firm escrow accounts, as well as other fiduciary deposit accounts, are for the benefit of the law firm’s clients (or claimants) and are titled in a manner to ensure that the maximum amount of FDIC insurance coverage passes through the account to the beneficial owner of the funds held in the account. Therefore, these law firm escrow accounts carry FDIC insurance at the claimant settlement level, not at the deposit account level. As of March 31, 2023, uninsured deposits were $417.0 million, or 33%, of our total deposits of $1.3 billion, excluding $7.4 million of affiliate deposits held by the Bank. More than 90% of our uninsured deposits represent clients with full relationship banking (loans, payment processing, and other service oriented relationships) including, but not limited to, law firm operating accounts, law firm escrow accounts, merchant reserves, ISO reserves, ACH processing, and custodial accounts.

Due to the nature of our larger mass tort and class action settlements related to the litigation vertical, we participate in FDIC insured sweep programs as well as treasury secured money market funds. As of March 31, 2023, off-balance sheet sweep funds totaled approximately $262.5 million, of which approximately $140.5 million, or 53.5%, was available to be swept back onto our balance sheet as reciprocal client relationship deposits. Our deposit growth and off-balance sheet funds continue to demonstrate our highly efficient branchless and technology enabled deposit platforms.

At March 31, 2023, we had the ability to borrow up to $144.8 million from the FHLB of New York and $36.6 million from the FRB of New York discount window. No borrowing amounts were outstanding in the first quarter. Historically, we have never leveraged our balance sheet to generate earnings and have always utilized core client deposits to fund our asset growth and related earnings.  Additionally, subsequent to quarter end, the Company had access to the Federal Reserve Bank Term Funding Program but did not draw on such facility.

Stockholders’ equity increased $27.4 million to $170.8 million as of March 31, 2023, compared to March 31, 2022. This increase was primarily due to net income and amortization of share-based compensation, partially offset by the following items: other comprehensive losses of $6.7 million; dividends paid to common stockholders of $3.1 million; a January 1, 2023 reduction of $567 thousand, net of tax, attributable to the adoption of the CECL standard; and the repurchase of 7,500 shares at a cost of $268 thousand. The other comprehensive loss reflects the current unrealized losses on our available-for-sale agency MBS portfolio, net of tax, that have been negatively impacted by recent increases in short-term market interest rates.

Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail clients in the New York metropolitan area. The Bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; the continuing impact of the COVID-19 pandemic on our business and results of operation; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	March 31,	December 31,	March 31,
	2023	2022	2022
ASSETS
Cash and cash equivalents	$203,799	$164,122	$148,940
Securities purchased under agreements to resell, at cost	49,230	49,567	48,143
Securities available-for-sale, at fair value	107,936	109,269	134,161
Securities held-to-maturity, at cost	76,931	78,377	47,544
Securities, restricted at cost	2,810	2,810	2,680
Loans, held for investment	965,630	947,295	817,997
Less: allowance for credit losses (1)	(12,952)	(12,223)	(9,491)
Loans, net of allowance	952,678	935,072	808,506
Premises and equipment, net	2,593	2,704	3,163
Other assets	54,847	53,718	49,692
Total Assets	$1,450,824	$1,395,639	$1,242,829

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$548,509	$444,324	$488,960
Savings, NOW and money market deposits	709,511	764,354	581,721
Certificates of deposit	6,352	19,558	19,239
Total deposits	1,264,372	1,228,236	1,089,920
Other liabilities	15,701	9,245	9,524
Total liabilities	1,280,073	1,237,481	1,099,444
Total stockholders' equity	170,751	158,158	143,385
Total Liabilities and Stockholders' Equity	$1,450,824	$1,395,639	$1,242,829

Selected Financial Data
Common shares outstanding	8,190,758	8,195,333	8,076,320
Book value per share	$20.85	$19.30	$17.75
Equity to assets	11.77%	11.33%	11.54%

Capital Ratios (2)
Tier 1 leverage ratio	11.31%	10.98%	11.55%
Common equity tier 1 capital ratio	14.89%	14.21%	14.55%
Tier 1 capital ratio	14.89%	14.21%	14.55%
Total capital ratio	16.14%	15.44%	15.63%

Asset Quality - Loans Held for Investment
Nonperforming loans	$—	$4	$7
Allowance for credit losses to total loans	1.34%	1.29%	1.16%
Nonperforming loans to total loans	0.00%	0.00%	0.00%
Nonperforming assets to total assets	0.00%	0.00%	0.00%
Allowance to nonperforming loans	NM	NM	NM

(1)	Results for reporting periods beginning after January 1, 2023 are presented under the CECL Standard while prior period amounts are reported in accordance with previously applicable GAAP.
(2)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, so accordingly, tangible common equity is equal to common equity.

NM – Not meaningful

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Interest income	$20,365	$19,053	$12,024
Interest expense	1,076	714	238
Net interest income	19,289	18,339	11,786
Provision for credit losses (1)	500	1,350	640
Net interest income after provision for credit losses	18,789	16,989	11,146

Noninterest income:
Payment processing fees	5,513	5,657	5,316
Gain on equity investment	4,027	—	—
Other noninterest income	722	1,126	186
Total noninterest income	10,262	6,783	5,502

Noninterest expense:
Employee compensation and benefits	7,484	6,822	6,134
Other expenses	4,997	4,549	3,246
Total noninterest expense	12,481	11,371	9,380
Income before income taxes	16,570	12,401	7,268
Income taxes	4,391	3,286	1,926
Net income	$12,179	$9,115	$5,342

Earnings Per Share
Basic	$1.58	$1.19	$0.70
Diluted	$1.47	$1.10	$0.66
Basic - adjusted (2)	$1.20	$1.19	$0.70
Diluted - adjusted (2)	$1.11	$1.10	$0.66

Selected Financial Data
Return on average assets	3.68%	2.80%	1.92%
Return on average equity	30.45%	23.89%	15.06%
Adjusted return on average assets (2)	2.79%	2.80%	1.92%
Adjusted return on average equity (2)	23.10%	23.89%	15.06%
Net interest margin	6.03%	5.81%	4.43%
Efficiency ratio (2)	42.2%	45.3%	54.3%
Adjusted efficiency ratio (2)	48.9%	45.3%	54.3%

Cash dividends paid per common share	$0.10	$0.10	$—

Weighted average basic shares	7,708,745	7,666,674	7,620,241
Weighted average diluted shares	8,302,633	8,296,176	8,147,475

(1)	Results for reporting periods beginning after January 1, 2023 are presented under the CECL Standard while prior period amounts are reported in accordance with previously applicable GAAP.
(2)	See non-GAAP reconciliation provided elsewhere herein.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Three Months Ended
	March 31,			December 31,			March 31,
	2023			2022			2022
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
INTEREST EARNING ASSETS
Loans, held for investment	$951,925	$17,615	7.50%	$900,407	$16,508	7.27%	$776,566	$11,020	5.76%
Securities, includes restricted stock	208,819	1,154	2.24%	213,400	1,186	2.20%	181,328	815	1.82%
Securities purchased under agreements to resell	49,405	653	5.36%	49,172	552	4.45%	49,612	132	1.08%
Interest earning cash and other	88,209	943	4.34%	90,329	807	3.54%	72,456	57	0.32%
Total interest earning assets	1,298,358	20,365	6.36%	1,253,308	19,053	6.03%	1,079,962	12,024	4.52%

NONINTEREST EARNING ASSETS	44,186			40,335			50,787

TOTAL AVERAGE ASSETS	$1,342,544			$1,293,643			$1,130,749

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$648,183	$1,012	0.63%	$617,549	$648	0.42%	$489,245	$218	0.18%
Time deposits	9,424	63	2.71%	13,588	65	1.90%	19,242	19	0.40%
Total interest bearing deposits	657,607	1,075	0.66%	631,137	713	0.45%	508,487	237	0.19%
Borrowings	47	1	8.63%	101	1	3.93%	50	1	8.11%
Total interest bearing liabilities	657,654	1,076	0.66%	631,238	714	0.45%	508,537	238	0.19%

NONINTEREST BEARING LIABILITIES
Demand deposits	504,765			495,337			469,938
Other liabilities	17,897			15,680			8,414
Total noninterest bearing liabilities	522,662			511,017			478,352
Stockholders' equity	162,228			151,388			143,860

TOTAL AVG. LIABILITIES AND EQUITY	$1,342,544			$1,293,643			$1,130,749
Net interest income		$19,289			$18,339			$11,786
Net interest spread			5.70%			5.58%			4.33%
Net interest margin			6.03%			5.81%			4.43%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Non-GAAP Financial Measure Reconciliation (unaudited)

(all dollars in thousands except per share data)

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures by other companies.

Adjusted net income, which is used to compute adjusted return on average assets, adjusted return on average equity and adjusted earnings per share, excludes the impact of the recognized gain, net of tax, on the Company’s equity investment in Litify Inc.

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Net income – GAAP	$12,179	$9,115	$5,342
Less: gain on equity investment	(4,027)	—	—
Add: income tax impact	1,087	—	—
Adjusted net income	$9,239	$9,115	$5,342

Return on average assets – GAAP	3.68%	2.80%	1.92%
Adjusted return on average assets	2.79%	2.80%	1.92%

Return on average equity – GAAP	30.45%	23.89%	15.06%
Adjusted return on average equity	23.10%	23.89%	15.06%

Basic earnings per share – GAAP	$1.58	$1.19	$0.70
Adjusted basic earnings per share	$1.20	$1.19	$0.70

Diluted earnings per share – GAAP	$1.47	$1.10	$0.66
Adjusted diluted earnings per share	$1.11	$1.10	$0.66

The following table presents a reconciliation of efficiency ratio (non-GAAP) and adjusted efficiency ratio (non-GAAP).

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Efficiency ratio – non-GAAP(1)	42.2%	45.3%	54.3%
Noninterest expense – GAAP	$12,481	$11,371	$9,380
Net interest income – GAAP	19,289	18,339	11,786
Noninterest income – GAAP	10,262	6,783	5,502
Less: gain on equity investment	(4,027)	—	—
Adjusted noninterest income – non-GAAP	$6,235	$6,783	$5,502
Adjusted efficiency ratio – non-GAAP(2)	48.9%	45.3%	54.3%

(1)	The reported efficiency ratio is a non-GAAP measure calculated by dividing GAAP noninterest expense by the sum of GAAP net interest income and GAAP noninterest income.
(2)	The adjusted efficiency ratio is a non-GAAP measure calculated by dividing GAAP noninterest expense by the sum of GAAP net interest income and adjusted noninterest income.

The following table presents the adjusted tangible common equity to tangible assets calculation (non-GAAP):

March 31,
2023
Total assets - GAAP	$1,450,824
Less: intangible assets	—
Tangible assets ("TA") - non-GAAP	1,450,824

Total stockholders' equity - GAAP	$170,751
Less: intangible assets	—
Less: preferred stock	—
Tangible common equity ("TCE") - non-GAAP	170,751
Add: unrecognized losses on securities held-to-maturity, net of tax	(5,661)
Adjusted TCE - non-GAAP	$165,090

Stockholders' equity to assets - GAAP	11.77%
TCE to TA - non-GAAP	11.77%
Adjusted TCE to TA - non-GAAP	11.38%

The following table presents the common equity tier 1 capital ratio and the adjusted common equity tier 1 capital ratio:

March 31,
2023
Common equity tier 1 ("CET1") capital - Bank	$150,327
Less: unrealized losses on securities available-for-sale , net of tax	(13,732)
Less: unrecognized losses on securities held-to-maturity, net of tax	(5,661)
Adjusted CET1 capital - Bank	$130,934

Total risk-weighted assets - Bank	$1,009,435

CET1 capital ratio(1)	14.89%
Adjusted CET1 capital ratio(1)	12.97%

(1)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, and accordingly, tangible common equity is equal to common equity.